EXHIBIT 10(a)

EXECUTION COPY
Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
License Agreement
Between
DUSA Pharmaceuticals INC.
and
River’s Edge Pharmaceuticals, LLC
Effective as of July 3, 2008

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

i

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
License Agreement
     This License Agreement, effective as of July 3, 2008 (the “Effective Date”), is entered into by and between DUSA Pharmaceuticals, Inc. having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 (“DUSA”) and River’s Edge Pharmaceuticals, LLC, having its principal offices at 5400 Laurel Springs Parkway, Building 504, Suwanee, Georgia 30024 (“River’s Edge”).
Preliminary Statements
     WHEREAS, DUSA, together with its Affiliates (as defined below), owns and has all right, title and interest in, the Licensed Product (as defined below).
     WHEREAS, DUSA and River’s Edge were parties in that certain lawsuit styled DUSA Pharmaceuticals, Inc., et. al. v. River’s Edge Pharmaceuticals, LLC, Civil Action No. 06-1843, in the United States District Court for the District of New Jersey, alleging, among other things, that River’s Edge infringed DUSA’s Patent No. 6,979,468;
     WHEREAS, DUSA and River’s Edge settled their dispute by entering into a Settlement Agreement and Mutual Release dated October 28, 2007 (the “Settlement Agreement”), a License Agreement for certain AVAR products and exhibits thereto shall be referred to collectively as the “Settlement Documents”; and
     WHEREAS, the Parties (as defined below) believe it is in their mutual interests to amend the Settlement Agreement and to enter into the First Amendment to the Settlement Agreement (attached hereto) and to this License Agreement and bind themselves as set forth herein;
     Now, Therefore, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:
1. Definitions.
     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context clearly and unambiguously dictates otherwise. Unless the context requires otherwise, references to the singular include the plural and vice versa, and references to Sections, Exhibits and Schedules are references to the sections, exhibits and schedules of this Agreement.
          1.1 “Affiliate” shall mean, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, (ii) the ownership, directly or indirectly, [C.I.] or more of the voting securities or other voting ownership interest of an entity or (iii) the right to appoint or nominate [C.I.] or more of the directors or managers of such entity.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
     1.2 “Agreement” shall mean this license agreement together with the preliminary statements and all exhibits, schedules and attachments hereto.
     1.3 “Bankruptcy Code” shall have the meaning assigned to such term in Section 11.7.
     1.4 “Breaching Party” shall have the meaning assigned to such term in Section 11.2.
     1.5 “Confidential Information” shall have the meaning assigned to such term in Section 9.2.
     1.6 “Cost of Goods” shall mean the actual cost to purchase the Licensed Product from a Third Party, or to manufacture the Licensed Product in its own or in an Affiliate’s facility, in finished form ready for sale. For clarity, Cost of Goods does not include [C.I.], including, without limitation, [C.I.] or [C.I.].
     1.7 “Cover”, “Covered” or “Covering” shall mean, in connection with a Patent Right, claiming any idea, Know-How or Invention or describing same in the specifications or the drawings of such Patent Right in a manner that it can be made the subject matter of the patent claims of such Patent Right.
     1.8 “DUSA Know-How” shall mean all Know-How owned or controlled by DUSA or its Affiliates as of the Effective Date which is reasonably necessary for the manufacture, use, offer for sale, sale or importation of Licensed Product in the Field. Notwithstanding anything herein to the contrary, DUSA Know-How shall exclude: (i) DUSA patent rights relating to any product other than the Licensed Product; and (ii) Know-How owned or controlled by DUSA or its Affiliates relating to any product other than the Licensed Product.
     1.9 “DUSA Technology” shall mean, collectively, the Patent Rights and DUSA Know-How.
     1.10 “Effective Date” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
     1.11 “Execution Date” shall mean, as it relates to a party’s obligations, representations, warranties or other undertakings under this Agreement, the date of receipt of a final executed copy of this Agreement, designated as an execution copy, by the other party.
     1.12 “Field” shall mean the sale of the Licensed Product dispensed pursuant to a prescription written by a licensed physician.
     1.13 “First Commercial Sale” means the first arms-length commercial sale by River’s Edge or its Affiliates or Sublicensees of a Licensed Product to a Third Party in any country in the Territory before or after the Effective Date (except for sales of NIC 750 which are covered under the Settlement Agreement).

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
     1.14 “Indemnitee” shall have the meaning assigned to such term in Section 10.3.
     1.15 “Infringement” shall have the meaning assigned to such term in Section 6.3.1.
     1.16 “Know-How” shall mean any and all formulae, processes, trade secrets, technologies, know-how, inventions, improvements, discoveries and claims (including confidential data and Confidential Information), whether patentable or unpatentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.
     1.17 “Licensed Product” shall mean any product or products containing niacinamide, zinc, copper and folic acid, including without limitation, any product that was, is, or may be listed in drug database services as substitutable for, and/or listed in place of the product sold by DUSA under its trademark, Nicomide® or which is covered under the claims of U.S. Patent No. 6,979,468 entitled “Oral Composition and Method for the Treatment of Inflammatory Cutaneous Disorders” (the “468 Patent”).
     1.18 “Net Revenues” shall mean, with respect to a Licensed Product, the [C.I.], in an arms length transaction, by River’s Edge, [C.I.] and, as applicable, [C.I.], to Third Parties, commencing with the First Commercial Sale, [C.I.] the [C.I.] from such [C.I.] which are [C.I.] or [C.I.]:
(i) [C.I.] or [C.I.] for [C.I.] or [C.I.] of Licensed Products under [C.I.] generally applicable, as modified from time to time, but for clarity, not Licensed Product which is [C.I.] and cannot be [C.I.];
(ii) normal and customary [C.I.] and [C.I.] and [C.I.] (other than [C.I.] at the time of invoicing which have been already been [C.I.] in the [C.I.] invoiced), [C.I.] payments and [C.I.] under [C.I.] generally applicable, as modified from time to time to [C.I.] or to [C.I.], [C.I.] and other [C.I.], including their [C.I.], or to [C.I.]; provided, that where any such [C.I.] or [C.I.] for the Licensed Product are based on [C.I.] to the [C.I.] of a [C.I.] in which the Licensed Product is included (where such sales are permitted by law), the applicable [C.I.] or [C.I.] for the Licensed Product in such [C.I.] arrangement shall be based on the [C.I.] or [C.I.] of such [C.I.] of products and, further provided, the Licensed Product shall not be [C.I.] for any reason including, without limitation, to create or attract sales for other products sold or distributed by River’s Edge;
(iii) any [C.I.] and other [C.I.]; and
(iv) [C.I.] with applicable law), and [C.I.] and [C.I.], and other [C.I.] related to the [C.I.] (but not including [C.I.] against the [C.I.] derived from such sale) of a Licensed Product.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
“Net Revenues” shall also include the [C.I.] for the Licensed Product [C.I.] for [C.I.] or where no [C.I.]. Net Revenues, as set forth in this definition, shall be calculated in accordance with [C.I.] practices applied on a consistent basis.
     1.19 “Non-breaching Party” shall have the meaning assigned to such term in Section 11.2.
     1.20 “Party” shall mean, as applicable, DUSA or River’s Edge and, when used in the plural, shall mean and refer to both DUSA and River’s Edge.
     1.21 “Patent Rights” shall mean DUSA’s rights that it now owns, or has acquired as of the Effective Date of this Agreement, in information, inventions or discoveries encompassing the compositions or use of the Licensed Product claimed in the patent listed on Exhibit 1 and any reissues, reexaminations, or extensions thereof.
     1.22 “Sublicensee” shall mean a Third Party to which River’s Edge or its Affiliates grant a sublicense in accordance with the provisions of Section 2.1.1.
     1.23 “Term” shall have the meaning assigned to such term in Section 11.1.
     1.24 “Territory” shall mean the world.
     1.25 “Third Party” shall mean any person or entity who or which is neither a Party nor an Affiliate of a Party.
     1.26 “United States” or “U.S.” shall mean The United States of America, including its possessions, territories and commonwealths.
2. Grant of Rights.
     2.1 License Grant to River’s Edge.
          2.1.1 Subject to the terms and conditions of this Agreement, DUSA hereby grants to River’s Edge and its Affiliates a limited, non-exclusive right and license to the DUSA Technology, without the right to sublicense unless expressly agreed to in writing by DUSA, to make, use, market, sell, and distribute the Licensed Product in the Field in the Territory. For clarity, DUSA has the right, by way of example, to grant non-exclusive licenses to other Third Parties in order to settle potential future patent litigation.
          2.1.2 Except as expressly set forth in this Agreement, no license is granted by DUSA under its rights in any DUSA Technology whatsoever for any activities by River’s Edge that are outside the scope of the license grants in Section 2.1.1, including, without limitation, the sale and marketing of product(s) by any means and/or channels other than those currently utilized and practiced by River’s

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
Edge (i.e. traditional pharmaceutical distribution channels — wholesalers, retailers, data banks).
3. Consideration.
As consideration to DUSA for the license and other rights granted to River’s Edge under this Agreement, River’s Edge shall pay to DUSA a share of all the revenues received by River’s Edge with respect to the Licensed Product calculated and paid on a [C.I.] basis on the terms stated in the Agreement and as follows:
     [C.I.] of the amount [C.I.] the Cost of Goods is [C.I.] Net Revenues of the Licensed Product.
4. Payments And Reports.
          4.1 Timing of Payments and Reports.
          4.1.1 Within [C.I.] after the end of each calendar month beginning with July, 2008, River’s Edge shall deliver to DUSA a report, setting forth in a reasonably detailed fashion the [C.I.] of the Licensed Product, [C.I.] during the relevant [C.I.], and the calculation of the payment due thereon. Beginning with the First Commercial Sale of Licensed Product and for each calendar month thereafter during the Term payments shall be made to DUSA within [C.I.] following the end of each such calendar month (together with a copy of the report for the calendar month stated above). All other payments to be made under this Agreement shall be made in accordance with the terms set forth in the applicable Section(s) regarding such payments.
          4.1.2 Within [C.I.] following the end of each calendar year during the Term, the Parties shall reconcile (true-up) any adjustments in the last payment of each year for mathematical errors that are determined during any year end review.
          4.2 Mode of Payment. All payments required under this Agreement shall be made in U.S. Dollars, regardless of the country(ies) in which sales are made, [C.I.] or [C.I.] of [C.I.] as directed by DUSA from time to time. For the purposes of computing Net Revenues of Licensed Product sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars at an exchange rate [C.I.] the [C.I.] of U.S. dollars published in the East Coast Edition of The Wall Street Journal for the last business day of the applicable calendar month. Such payments shall be [C.I.] of [C.I.].
          4.3 Sales Records. Commencing with the First Commercial Sale of a Licensed Product, River’s Edge shall keep complete and accurate records pertaining to the sale of Licensed Product sold under this Agreement for at least [C.I.] after the calendar year in which the sale occurred in sufficient detail to permit DUSA to confirm the accuracy of the amounts paid by River’s Edge to DUSA hereunder.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
          4.4 Audits.
          4.4.1 At the request [C.I.] of DUSA, River’s Edge shall permit DUSA, [C.I.], at reasonable times and upon reasonable written notice, (but no more often than [C.I.] calendar year unless (i) a deficiency of [C.I.] than [C.I.] was determined by a prior audit, or (ii) an audit is [C.I.] to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Revenues, Costs of Goods and the correctness of any payment made under this Agreement. [C.I.] shall hold in confidence any confidential or proprietary information of River’s Edge, except that [C.I.] to DUSA the fact of [C.I.], the [C.I.] or [C.I.], and the degree thereof, including the [C.I.]. All results of any such examination shall be made available to River’s Edge.
          4.4.2 In the event that any audit reveals [C.I.] of the amount that [C.I.] by River’s Edge to DUSA in accordance with this Agreement, then [C.I.] within [C.I.] after DUSA [C.I.]. Such [C.I.] from the [C.I.] until the [C.I.], at the [C.I.] the [C.I.]in the East Coast Edition of The Wall Street Journal for the date such [C.I.]. In addition, if the [C.I.] is [C.I.] of [C.I.], then River’s Edge shall reimburse DUSA for the cost of the audit.
          4.4.3 In the event that River’s Edge [C.I.] determined under Section 4.4.2, DUSA shall be entitled to file a Consent Judgment in the form and in accordance with the terms of Section 11.2.2 and the First Amendment to the Settlement Agreement.
          4.5 Taxes. In the event that River’s Edge is mandated under the laws of a country to withhold any tax, tariff, levy or similar charge (“Taxes”) to the tax or revenue authorities in such country in connection with any payment to DUSA, such Taxes shall be [C.I.] so that [C.I.] under this Agreement. If for any reason River’s Edge has [C.I.], and DUSA becomes obligated to [C.I.], then DUSA shall [C.I.] River’s Edge for such Taxes and [C.I.] within [C.I.] in accordance with Section 4.2 above. DUSA shall secure and promptly send to River’s Edge [C.I.] or [C.I.] by DUSA for the benefit of River’s Edge. The Parties shall cooperate reasonably with each other to ensure that [C.I.] by DUSA are [C.I.] to the fullest extent permitted by law. [C.I.] shall be made, or a [C.I.] shall be [C.I.], if River’s Edge furnishes a document from the appropriate tax authorities to DUSA certifying that the payments are [C.I.] Taxes or subject to [C.I.], according to the applicable convention for the avoidance of double taxation. DUSA shall be responsible for DUSA’s income tax liability attributable to royalty payments received by DUSA under this Agreement.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
5. Manufacturing And Supply
          5.1 Commercial Supply. River’s Edge shall be responsible for manufacture of the Licensed Product for use by River’s Edge or its Sublicensees.
          5.2 Disclosure of Know-How. The Parties will cooperate to ensure a smooth and efficient disclosure of DUSA Know-How in order to facilitate the manufacture of the Licensed Product.
6. Ownership; Patents.
          6.1 Ownership.
          6.1.1 DUSA shall retain all right, title and interest in and to the DUSA Technology, subject to the license granted to River’s Edge pursuant to Section 2.1.
          6.2 Patent Prosecution and Maintenance.
          6.2.1 DUSA shall have full responsibility for, and shall control the preparation and prosecution of, and the maintenance of, all Patent Rights; provided, however, DUSA shall have [C.I.] or [C.I.] such Patent Rights.
          6.2.2 If DUSA elects [C.I.] or [C.I.] any Patent Rights Covering the Licensed Product, DUSA shall notify River’s Edge in writing in a timely manner and River’s Edge may do so [C.I.]. In the event that River’s Edge elects to proceed with any such filing, prosecution or maintenance, DUSA shall [C.I.] and to such Patent Rights [C.I.], and, subject to Section 11.5, all of DUSA’s rights in such Patent Rights [C.I.].
          6.2.3 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents. DUSA specifically agrees to cooperate with River’s Edge should it choose to publicly record its license interest in the Patent Rights.
          6.2.4 DUSA specifically and expressly [C.I.] that any claims in the Patent Rights are [C.I.].
          6.3 Patent Enforcement.
          6.3.1 If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity (an “Infringement”) by a Third Party with respect to the Licensed Product,

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.
          6.3.2 DUSA shall have the first right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to an Infringement based on any DUSA Technology. If DUSA (or its designee) does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within thirty (30) days after a receipt of evidence of the Infringement, River’s Edge shall have the right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to such Infringement. The [C.I.] of any such action (including fees of attorneys and other professionals) shall be [C.I.], or, if the Parties elect to cooperate in instituting and maintaining such action, such [C.I.] shall be [C.I.]. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute, prosecute, and control such Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be [C.I.] both Parties for [C.I.] the Parties with respect to such action [C.I.] and, if after [C.I.], they shall be [C.I.] as follows: (i) if DUSA has instituted and maintained such action alone, DUSA shall be [C.I.]; (ii) if River’s Edge has instituted and maintained such action alone, River’s Edge shall be [C.I.], but [C.I.] as if such [C.I.]; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves [C.I.] of instituting and maintaining such action.
          6.4 Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against either Party for patent infringement involving the use, manufacture, sale, offer for sale, distribution or marketing of the Licensed Product, the Party being sued shall promptly notify the other Party in writing of such suit.
          6.4.1 If the suit alleges any claim for damages where the damages could be based on DUSA’s use, manufacture, sale, offer for sale, distribution or marketing of a Licensed Product prior to the Effective Date, each Party may engage counsel of its choice and appear and represent its own interests in the suit, at its own expense. If both Parties are not named as parties to the suit, then the named Party will cooperate with the other Party to take whatever action is appropriate in the circumstances to add the other as a party. River’s Edge agrees to assist and cooperate with DUSA in the defense of any patent infringement suit related to the Licensed Product in which River’s Edge is not named and declines to participate in the defense.
          6.4.2 Unless otherwise covered in Sections 6.3.2 or 6.4.1, River’s Edge shall defend any other patent infringement suit instituted by a Third Party against River’s Edge involving the use, manufacture, sale, offer for sale,

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
distribution or marketing of the Licensed Product after the Effective Date, [C.I.] and shall be responsible for [C.I.] as a result thereof. DUSA hereby agrees to assist and cooperate with River’s Edge, at River’s Edge’s reasonable request [C.I.], in the defense of any patent infringement suit related to the Licensed Product (including, without limitation, consenting to being named as a nominal party thereto).
          6.4.3 River’s Edge shall be [C.I.] for any [C.I.] in any patent infringement suit attributable to the use, manufacture, sale, offer for sale, distribution or marketing of the Licensed Product after the Effective Date, and DUSA shall be [C.I.] for any [C.I.] and any patent infringement suit attributable to the use, manufacture, sale, offer for sale, distribution or marketing of product Covered by a Third Party’s patent.
          6.4.4 The initiation or pendency of any action covered by this Section 6.4 will not excuse River’s Edge from [C.I.] to DUSA pursuant to this Agreement.
          6.5 Product Marking. River’s Edge agrees to mark all Licensed Products in accordance with 35 U.S.C. 287.
7. Regulatory Matters.
          7.1 Adverse Reaction Reporting. River’s Edge shall be responsible to report to any applicable regulatory authority any adverse drug experience in connection with the sale and use of any Licensed Product manufactured by or for River’s Edge (which shall include, for the avoidance of doubt, any adverse drug experience in connection with the separate use of the active ingredients and additives incorporated into the Licensed Product), including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the Licensed Product. DUSA shall be responsible to report to any applicable regulatory authority any adverse drug experience in connection with the sale and use of the batches of Nicomide® manufactured for DUSA (which shall include, for the avoidance of doubt, any adverse drug experience in connection with the separate use of the active ingredients and additives incorporated into such product), including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to Nicomide.
          7.2 Recall; Withdrawal. In the event that any Licensed Product should be alleged or proven not to meet the specifications or other mandatory standards for the Licensed Product in a country or legal jurisdiction in the applicable Territory, River’s Edge shall [C.I.] with any recall, or with respect to detaining or retaining the Licensed Product (voluntarily or by order of a Regulatory Authority). The [C.I.] will not in any way impact the [C.I.] under the terms of this Agreement except pursuant to Section 11.4 below.
          7.3 Regulatory Obligations. DUSA hereby transfers all regulatory obligations, including pharmacovigilance obligations, to River’s Edge on the date of First Commercial Sale

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and River’s Edge shall be solely responsible for all regulatory activities in connection with the Licensed Product. River’s Edge shall [C.I.] associated with [C.I.] including, without limitation, any [C.I.] of River’s Edge or Third Parties which must be [C.I.] used in the manufacture of Licensed Product by or on behalf of River’s Edge. River’s Edge shall list the Licensed Product on the drug listing maintained by the United States Food and Drug Administration under its labeller code (or the code of its manufacturer) before the next batch of a respective Licensed Product is manufactured and will use that number on all future production of the Licensed Products. River’s Edge hereby acknowledges that DUSA has disclosed to River’s Edge the regulatory status of the Licensed Product as an unapproved marketed product, and that DUSA has directed River’s Edge to review the publicly available Warning Letters issued by the U.S. Food and Drug Administration regarding Nicomide®.
8. REPRESENTATIONS, WARRANTIES AND OTHER ACKNOWLEDGEMENTS.
          8.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Execution Date, that:
          8.1.1 such Party: (i) is an organized business entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed; and (ii) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and
          8.1.2 such Party: (i) has, as an organized business entity, the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary governance action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity).
          8.2 Disclaimer Regarding [C.I.]. Other than as set forth in this Section 8, DUSA hereby expressly disclaims any representation or warranty as to the [C.I.] of [C.I.] contained in the [C.I.], the [C.I.] or other [C.I.] right or the prospects or likelihood of [C.I.] of a Licensed Product.
          8.3 Representations, Warranties and Covenants of River’s Edge. River’s Edge hereby represents, warrants and covenants to DUSA, as of the Execution Date, that:
          8.3.1 Except as otherwise specified, at all times during theTerm, that River’s Edge is committed to the commercialization of the Licensed Product in accordance with its obligations under in this Agreement and will make diligent

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
efforts, but in no case less than commercially reasonable efforts, to [C.I.] and [C.I.] the Licensed Product during the Term.
          8.3.2 River’s Edge represents and warrants to DUSA that it is not aware of any pending or threatened litigation or action (i) which would impact its ability (A) to manufacture or have the Licensed Product manufactured on its behalf, or (B) market the Licensed Product in the manner contemplated by this Agreement; or (ii) which alleges that River’s Edge interfered with the contractual relationship of any Third Party in connection with the manufacture of a product that could be substituted for Nicomide®.
          8.4 Representations and Warranties of DUSA. DUSA hereby represents and warrants to River’s Edge, as of the Execution Date, that:
          8.4.1 To its knowledge, there is no threatened or pending litigation alleging that the Licensed Product infringes any patent rights of any Third Party. DUSA further represents and warrants that to its knowledge, it has not received any communications, verbal or written in any form, alleging that the Licensed Product infringes any patent or other intellectual property rights of any Third Party. DUSA further represents that to its knowledge, it does not know of any reasonable claim that could be brought alleging that the Licensed Product infringes the intellectual property rights of any Third Party. DUSA further represents and warrants that to its knowledge it has not received any communication, verbal or written, offering or inviting DUSA to negotiate a license to any patents rights owned by any Third Party and related to the Licensed Product.
          8.4.2 That the rights granted to River’s Edge in this Agreement have not previously been granted to any other Party.
          8.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, OR NON-INFRINGEMENT.
9. Publication; Confidentiality.
          9.1 Publication.
          9.1.1 Except as expressly provided in this Section 9, each Party agrees not to make any public announcement or disclosure (including, without limitation, any press release, summary or question and answer script or informal statement to any Third Party) of the terms of this Agreement or Amendment to the Settlement Agreement, without first obtaining the written approval of the other Party which approval shall not be unreasonably withheld, conditioned, or delayed,

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
and agreement upon the nature and text of such public announcement or disclosure, which approval shall not be unreasonably withheld or delayed.
          9.1.2 Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement and the First Amendment to the Settlement Agreement required under applicable laws and regulations to the United States Securities and Exchange Commission and any other comparable governmental or regulatory agencies.
          9.1.3 In addition, each Party agrees not to disclose, under any circumstances except as set forth in this Section 9 or as otherwise required by law, the terms of this Agreement or the First Amendment to the Settlement Agreement, to any Third Party other than to professional advisors and financing sources, and in that case, only under confidentiality terms at least as stringent in all material respects as this Section 9.
          9.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, [C.I.] and [C.I.], a receiving Party shall keep, and shall ensure that its Affiliates, and their officers, directors, employees and agents, keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose: (i) any information furnished to it by the disclosing Party; or (ii) developed under or in connection with this Agreement by either Party; except in each of subclause (i) and (ii) to the extent that it can be established by the receiving Party by competent written proof that such information: (A) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (C) became generally available to the public or was otherwise part of the public domain after its disclosure hereunder and other than through any act or omission of the receiving Party in breach of this Agreement; or (D) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, “Confidential Information”).
          9.3 Exceptions to Obligation. The restrictions contained in Section 9.2 shall not apply to Confidential Information that: (i) is provided by the receiving Party to Third Parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, for [C.I.] and to Third Parties who are [C.I.] or other [C.I.] hereunder with respect to any of the subject matter of this Agreement; (ii) is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded) or order by a court or other regulatory body having competent jurisdiction; provided, that, if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
secure confidential treatment of such Confidential Information required to be disclosed; or (iii) was developed by the receiving Party independent of any disclosure received under this Agreement.
          9.4 Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, or its Sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby or expressly permitted hereunder.
          9.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 9.
10. Indemnification; Insurance.
          10.1 By River’s Edge. River’s Edge shall indemnify, defend and hold harmless DUSA and [C.I.], from and against any and all claims, demands, liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of any claims or suits brought by a Third Party that assert, arise out of or result from any or all of the following:
          10.1.1 the [C.I.] or [C.I.] or [C.I.] of River’s Edge, its [C.I.] and/or their [C.I.], in connection with the activities contemplated under this Agreement, including, without limitation, the [C.I.] of River’s Edge or its [C.I.] or its [C.I.] with respect to the Licensed Product ;
          10.1.2 any [C.I.] or [C.I.] of any Licensed Product or any [C.I.] of [C.I.] or [C.I.] relating to or arising out of any [C.I.] of a Licensed Product by River’s Edge after the Effective Date;
          10.1.3 any [C.I.] (other than [C.I.] by governmental agencies) whatsoever relating to or arising out of the [C.I.] or [C.I.] activities of River’s Edge or its [C.I.] or its [C.I.] with respect to the Licensed Product, including without limitation any [C.I.];
          10.1.4 any breach of any representation or warranty made by River’s Edge pursuant to Sections 8.1 or 8.3; or
          10.1.5 any claims that may be brought or asserted against DUSA in either the [C.I.] or in any subsequently filed litigations that are related to the facts that have given rise to those litigations, except that DUSA shall not be entitled to indemnification from River’s Edge should it be conclusively established that DUSA was independently negligent or engaged in independent wrongful conduct and DUSA will immediately reimburse River’s Edge for the costs incurred by River’s Edge in the defense of DUSA.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
          10.2 By DUSA. DUSA shall indemnify, defend and hold harmless River’s Edge, [C.I.], from and against any and all [C.I.] and [C.I.] arising out of any claims or suits brought by a Third Party that assert, arise out of or result from any or all of the following:
          10.2.1 [C.I.] or [C.I.] acts or omissions of DUSA or its [C.I.], and their respective [C.I.] and [C.I.], in connection with the activities contemplated under this Agreement;
          10.2.2 any [C.I.] (but, for clarity, not the Licensed Product) or any [C.I.] of [C.I.] [C.I.] or [C.I.] relating to or arising out of any [C.I.] of Nicomide by DUSA;
          10.2.3 [C.I.] whatsoever relating to or arising out of the [C.I.] or [C.I.] of DUSA or its [C.I.] with respect to Nicomide, including without limitation any [C.I.] (but, for clarity, not the Licensed Product); or
          10.2.4 any breach of any representation or warranty made by DUSA pursuant to Sections 8.1 or 8.2.
          10.3 Notice. Any party to this Agreement that seeks a defense and/or indemnification under this Section 10 (the “Indemnitee”) shall notify the indemnifying Party (the “Indemnitor”) of any Claim for which the Indemnitee seeks a defense and/or indemnification, and the Indemnitor shall assume the defense thereof whether or not such Third Party claim is rightfully brought; provided, however, that Indemnitee shall have the right to select its own counsel [C.I.] if (a) Indemnitor does not assume the defense once tendered or (b) the representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to an actual conflict or the potential for differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. In the event that the Indemnitee is entitled to a defense and/or indemnification under Section 10.1 or 10.2 and is seeking same from the Indemnitor, such Indemnitee shall inform the Indemnitor of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as requested [C.I.] in the defense of the claim. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action shall only relieve such Indemnitor of any liability to the Indemnitee under this Section 10 if the failure to provide such notice is found to have been prejudicial to Indemnitor’s ability to defend such action,
          10.4 Complete Indemnification. As the Parties intend complete indemnification, [C.I.], including without limitation, [C.I.] and [C.I.] by an Indemnitee in connection with enforcement of Sections 10.1 and 10.2 shall also [C.I.].

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
          10.5 Insurance. Each Party shall maintain, and shall require its [C.I.] and [C.I.] hereunder to maintain, a [C.I.] and [C.I.] program on terms customary in the pharmaceutical industry covering all activities and obligations of it, and, as the case may be, its [C.I.], hereunder, or other programs with comparable coverage, [C.I.] and [C.I.] the [C.I.] or [C.I.] of this Agreement during (i) the period that any Licensed Product or Nicomide is being commercially distributed or sold by the respective Party, its Affiliates or Sublicensees, and (ii) a commercially reasonable period thereafter.
11. Term; Termination.
          11.1 Term. This Agreement shall become effective as of the Effective Date (and with respect to Paragraphs 3 and 4, the date of First Commercial Sale, if such date is earlier than the Effective Date) and, unless earlier terminated pursuant to any other provisions of this Section 11, shall be effective for an initial term of twelve (12) months following the Effective Date; provided, however, that [C.I.] relating to the Nicomide® brand product, then the initial term shall [C.I.], and in either case, thereafter may be automatically renewed for consecutive periods of twelve (12) months at DUSA’s sole option (the “Term”). In the event that DUSA [C.I.] this Agreement, DUSA shall provide River’s Edge with written notice of such intent a [C.I.] or any renewal term hereof.
          11.2 Termination for Cause. Either Party (the “Non-breaching Party”) may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder and such breach or default shall have continued for [C.I.] thereof was provided to the Breaching Party by the Non-breaching Party (or, if such breach or default cannot be cured within such [C.I.] period, if the Breaching Party does not commence and diligently continue actions to cure such breach or default during such [C.I.]. Any such termination under this Section 11.2 shall become effective at the end of such [C.I.] period unless the Breaching Party has cured any such noticed breach(es) or default(s) prior to the expiration of such [C.I.] period (or, if such breach(es) or default(s) cannot be cured within such [C.I.] period, if the Breaching Party has commenced and diligently continued actions to cure such breach(es) or default(s)). The right of either Party to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.
          11.2.1 In the event River’s Edge fails to pay to DUSA the amount reported by River’s Edge under Sections 4.1.1 and/or 4.1.2, DUSA shall be entitled to file the consent judgment provided for in Paragraph 5 of the Settlement Agreement and Mutual Release contained in the Settlement Documents.
          11.2.2 Any dispute over the [C.I.] under Section 4.4 shall be resolved by submission [C.I.], to be selected by the Parties. Such [C.I.] may be commenced by River’s Edge by notice to DUSA within [C.I.] of receipt of written notice from DUSA that [C.I.] and which shall include River’s Edge’s suggested independent neutral [C.I.]. The [C.I.] must be [C.I.], and must hold [C.I.]. If the

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
parties cannot agree, the [C.I.] will be chosen by [C.I.] upon request of any Party. Within [C.I.] of selection of the [C.I.], each Party shall submit a statement of its position to the [C.I.], with any supporting evidence. [C.I.] after submission of the opening statements, each Party may submit a reply to the other’s statement. The [C.I.] shall announce a decision within [C.I.]s of the date for submission of reply statements. If the [C.I.] confirms a previous audit by DUSA, then the [C.I.] shall be [C.I.]. If the [C.I.] determines that DUSA’s audit was erroneous by more than [C.I.], then DUSA shall [C.I.] of the [C.I.]. In all other cases, the Parties shall [C.I.]. In the event that River’s Edge fails [C.I.] following the decision by the [C.I.], DUSA shall be entitled to file the consent judgment provided for in Paragraph 5 of the Settlement Agreement and Mutual Release contained in the Settlement Documents.
          11.3 Termination for Challenges. In the event that River’s Edge or any of its [C.I.] or [C.I.] make any request for, or file a declaration of, or undertake any action involving, any interference, opposition, challenges as to ownership, assertions of invalidity or unenforceability, revocation or reexamination relating to any DUSA Technology before any court, agency or other tribunal, then DUSA shall have the right to immediately terminate this Agreement by sending written notice of such termination to River’s Edge.
          11.4 Cessation of Marketing. If River’s Edge ceases to sell or offer for sale the Licensed Product [C.I.], either party shall have the right to terminate this Agreement on [C.I.] prior written notice; provided, however, that the Parties shall agree to meet within such [C.I.] period and discuss in good faith [C.I.] under Section 3 (which may be held by River’s Edge until such meeting) should be made for sales from the date of the decision to cease such sales or offers for sales until the time that [C.I.] under the terms of this Agreement. In no event will the [C.I.] hereunder, if any, [C.I.] being held by River’s Edge.
          11.5 Effect of Expiration or Termination. If this Agreement is terminated in its entirety by DUSA pursuant to Section 11.2, Section 11.3 or Section 11.4, in addition to any other remedies available at law or in equity: (i) all licenses and rights granted by DUSA to River’s Edge under this Agreement shall terminate; (ii) at River’s Edge’s expense, River’s Edge shall promptly: return to DUSA all relevant records and materials in River’s Edge’s possession or control containing DUSA’s Confidential Information (provided that River’s Edge may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent River’s Edge owns or holds any right, title and interest in any trademarks, trade names, and logos under which a Licensed Product has been or is being marketed or sold in the Territory, River’s Edge shall retain all such rights; and (iv) all sublicenses granted by River’s Edge under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and River’s Edge will assign to DUSA all such sublicense agreements.
          11.6 Accrued Rights; Surviving Obligations.

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
          11.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, any payment obligations under Section 4 and any and all damages arising from any breach hereunder.
          11.6.2 In addition to the provisions of this Agreement which expressly survive as set forth elsewhere in this Agreement, all of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 1, 3, 5, 6.4, 7 (provided that DUSA shall be responsible for regulatory obligations relating to any product it may sell after the expiration, termination, or relinquishment of this Agreement), 9, 10, 11.4, 11.5, 13.3, 13.5, 13.6, 13.8, 13.11, 13.13, 13.15. shall survive the expiration, termination, or relinquishment of this Agreement.
          11.7 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of section 365(n) of Title 11, of the United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
12. Force Majeure.
Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.
13. Miscellaneous.
          13.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a [C.I.] or [C.I.] between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.
          13.2 Assignment. Except pursuant to a [C.I.] permitted under this Agreement, neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder without such consent to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party’s merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 13.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.
          13.3 Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with pharmaceutical industry standards.
          13.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
          13.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to DUSA:	With a copy to:
DUSA Pharmaceuticals, Inc.	Reed Smith LLP
25 Upton Drive	Princeton Forrestal Village
Wilmington, Massachusetts 01887	136 Main Street, Suite 250
Attention: President & CEO	Princeton, New Jersey 08540
Tel: 978-657-7500	Attention: Nanette W. Mantell, Esq.
Fax: 978-909-1016	Tel: 609-987-0050
Fax: 609-951-0824

If to River’s Edge:	With a copy to:
River's Edge Pharmaceuticals, LLC	Baker, Donelson, Bearman,
5400 Laurel Springs Parkway	Caldwell & Berkowitz, PC
Building 504	Suite 1600, Monarch Plaza
Suwanee, Georgia 30024	3414 Peachtree Road, N.E.
Attention: Brendan Murphy	Atlanta, Georgia 30326
Tel: 770-886-3417	Attention: Robert Brazier, Esq.
Fax: 770-886-3917	Tel: (404) 221-6506
Fax: (404) 221-6501
or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 13.5: (i) if delivered personally or by facsimile

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.
     13.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.
     13.7 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
     13.8 Compliance with Law. Nothing in this Agreement shall be deemed to permit River’s Edge to [C.I.] or otherwise [C.I.] any Licensed Product sold under this Agreement without compliance with applicable laws.
     13.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     13.10 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
     13.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the [C.I.], without regard to conflict of law principles. The parties expressly consent to the exclusive jurisdiction of the [C.I.] or [C.I.] courts of the [C.I.] as may be appropriate with respect to any and all matters that relate in any way or arise from or under the terms of this Agreement.
     13.12 Entire Agreement. This Agreement, together with the Exhibits hereto, as updated, and the Amendment to the Settlement Agreement and Mutual Release signed concurrently herewith, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound.
     13.13 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
     13.14 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
     13.15 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
     13.16 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.
*  *  *

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

DUSA PHARMACEUTICALS, INC.
By:	/s/ William F. O’Dell
	Name:	William F. O’Dell
	Title:	EXEC. V P SALES & MARKETING
Date: August 12, 2008

RIVER’S EDGE PHARMACEUTICALS, LLC
By:	/s/ Brendan Murphy
	Name:	Brendan Murphy
	Title:	PRESIDENT
Date: August 12, 2008

Exhibit 1.
Patent Rights

Reference No.	Filing Date/Status	Title
U.S. Patent No. 6,979,468	Issued	Oral Composition and Method for the Treatment of Inflammatory Cutaneous Disorders